Exhibit 99.2

RESIGNATION

I, Alexander S. Hewitt, resign from the board of directors of AmeriVest Properties Inc. and from all elected and appointed positions incident to my board membership including Vice Chairman and all committees.

This resignation is made in conformity with Article III, Section 4, of the corporation’s bylaws.  My resignation is effective immediately as of this date, March 14, 2006.

Dated: March 14, 2006

/s/ Alexander S. Hewitt
Alexander S. Hewitt